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     MEDAREX                                               ... NEWS RELEASE

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1545 Route 22 East, P.O. Box 953 . Annandale, NJ  08801 . Tel. (908) 713-6001 .
                               Fax (908) 713-6002


FOR IMMEDIATE RELEASE   Contact:     Donald L. Drakeman  Kimberly Hofman
---------------------
                                     President and CEO   Middleberg + Associates
                                     Medarex, Inc.       for Medarex, Inc.
                                     212-888-6610        908-713-6001 ext. 544
                                     www.medarex.com     kim@middleberg.com


            CENTOCOR EXERCISES OPTION FOR FOUR EXCLUSIVE COMMERCIAL
                  LICENSES TO MEDAREX'S HUMAB-MOUSE TECHNOLOGY


ANNANDALE, NJ; OCTOBER 2, 1998 -- Medarex, Inc. (NASDAQ: MEDX) announced today that on October 2, 1998, Medarex announced that Centocor, Inc., has exercised its option to obtain exclusive commercial licenses to fully human antibodies to four antigens created with Medarex's HuMAb-Mouse technology. Under the terms of the agreement, Centocor has made a $4 million equity purchase and has received 900,340 shares of Medarex's Common Stock. Using the HuMAb-Mouse technology in-house, Centocor's scientists have obtained a number of product candidates, including one with an exceptionally high affinity of 10/12/.

"Centocor is one of the premier antibody development companies in the world," said Donald L. Drakeman, President and CEO of Medarex. "We are very pleased that they have chosen antibodies made with the HuMAb-Mouse technology to broaden their pipeline of new products."

Medarex is a biopharmaceutical company developing monoclonal antibody-based therapeutics to fight cancer and other life-threatening and debilitating diseases. The Company has developed a broad platform of patented technologies for antibody discovery and development, including the HuMAb-Mouse system for the creation of high-affinity human antibodies; Bispecific antibodies, which enhance and direct the body's own immune system to fight disease; and immunotoxin technology. Medarex has six products in clinical development for the treatment of cancers and leukemia, autoimmune diseases and ophthalmic conditions. For more information about the company visit its web site at www.medarex.com.

Certain statements in this press release consist of forward-looking statements that involve risks and uncertainties including, but not limited to, uncertainties regarding the continuation of business partnerships and the receipt of future payments. Actual results, events or performance may differ materially.